Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)
C4 Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value	Rule	3,531,294	$2.970	$10,487,943.18	.0001531	$1,605.70
	$0.0001 per share	457(c) and	(2)	(3)
		Rule
		457(h)
Equity	Common stock, par value	Rule	656,714	$2.525	$1,658,202.85	.0001531	$253.87
	$0.0001 per share	457(c) and	(4)	(5)
		Rule
		457(h)
Equity	Common stock, par value	Rule	639,360	$6.005	$3,839,356.80	.0001531	$587.81
	$0.0001 per share	457(c) and	(6)	(7)
		Rule
		457(h)
	Total Offering Amounts						$2,447.38
	Total Fee Offsets						-
	Net Fee Due						$2,447.38

(1)In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)Consists of 3,531,294 additional shares issuable under the 2020 Stock Option and Incentive Plan, which represents the automatic annual increase to the number of shares available for issuance under the 2020 Stock Option and Incentive Plan effective as of January 1, 2025.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated based on the average of the high and low price of the registrant’s Common Stock as reported on the NASDAQ Global Select Market on February 18, 2025.
(4)Consists of 656,714 additional shares issuable under the 2020 Employee Stock Purchase Plan, which represents the automatic annual increase to the number of shares available for issuance under the 2020 Employee Stock Purchase Plan (the “ESPP”) effective as of January 1, 2025.
(5)The price of $2.525 per share, which is 85% of the average of the high and low sale prices of the Common Stock of the Registrant as quoted on the Nasdaq Global Select Market on February 18, 2025, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933,

as amended, and has been used as these shares are without a fixed price. Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first trading day of the offering period or on the exercise date, whichever is less.
(6)Represents the aggregate number of shares of the registrant’s common stock issuable under new hire inducement stock option awards granted under Nasdaq Listing Rule 5635(c)(4).
(7)Estimated in accordance with Rule 457(h) of the Securities Act, solely for the purpose of calculating the registration fee, based on the weighted average exercise price of the applicable inducement stock option award.